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                                                        Prospectus Supplement to
                                                  Prospectus Dated July 12, 1999
                                                      Registration No. 333-77337
                                                Filed Pursuant to Rule 424(b)(3)

                       ILLINOIS SUPERCONDUCTOR CORPORATION

                                   SUPPLEMENT
                                       TO
                         PROSPECTUS DATED JULY 12, 1999


         This is a Supplement to Illinois Superconductor Corporation's Prospectus, dated July 12, 1999 (the "Prospectus"), with respect to the offer and sale of 18,340,183 shares of Common Stock, including preferred stock purchase rights, of Illinois Superconductor Corporation. This Supplement amends and supplements certain information contained in the Prospectus. We encourage you to read this Supplement carefully.

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         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSIONER HAS APPROVED OR DISAPPROVED OF THE SHARES OF ILLINOIS
SUPERCONDUCTOR CORPORATION COMMON STOCK TO BE ISSUED UNDER THE PROSPECTUS, AS SUPPLEMENTED BY THIS SUPPLEMENT, OR DETERMINED IF THE PROSPECTUS, AS
SUPPLEMENTED BY THIS SUPPLEMENT, IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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               THE DATE OF THIS SUPPLEMENT IS DECEMBER 14, 1999.


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QUARTERLY REPORTS ON FORM 10-Q

         1. Illinois Superconductor Corporation (the "Company") has filed with the Securities and Exchange Commission a Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999. The Company hereby incorporates by reference into this Supplement and the Prospectus this Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999.

         A copy of the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999 is being provided to you along with this Supplement.

         2. The Company has filed with the Securities and Exchange Commission a Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999. The Company hereby incorporates by reference into this Supplement and the Prospectus this Quarterly Report on Form


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10-Q for the quarterly period ended September 30, 1999.

         A copy of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999 is being provided to you along with this Supplement.

CURRENT REPORTS ON FORM 8-K

         1. On November 15, 1999, the Company filed with the Securities and Exchange Commission a Current Report on Form 8-K, reporting on a letter agreement the Company entered into and closed with Elliot Associates, L.P., Westgate International, L.P. and Alexander Finance, L.P. (the "Investors), the effect of which letter agreement was an aggregate $1.0 million investment in the Company, and a possible acquisition of control of the Company, by the Investors.

         A copy of the Company's Current Report on Form 8-K filed on November 15, 1999 is being provided to you along with this Supplement.

         2. On November 30, 1999, the Company filed with the Securities and Exchange Commission a Current Report on Form 8-K, reporting on changes in its senior management effective on November 24, 1999.

         A copy of the Company's Current Report on Form 8-K filed on November 30, 1999 is being provided to you along with this Supplement.

         Information about documents that have been incorporated by reference into the Prospectus is included in the section of the Prospectus captioned "Where You Can Find More Information."


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